Reference: 97- #23

FOR IMMEDIATE RELEASE

                         TMI, AMERICAN MOBILE SATELLITE
               TEAM UP ON POWERFUL MOBILE COMMUNICATIONS SATELLITE

    Joint Ownership and Operation of MSAT Satellite to Benefit Both Companies

     OTTAWA, CANADA and RESTON, VIRGINIA, December 4, 1997--TMI Communications and American Mobile Satellite Corporation (NASDAQ: SKYC) today announced that both companies will use the powerful MSAT-1 satellite to bring their mobile communications services to customers. Under an agreement signed today, American Mobile Satellite will buy a half interest in MSAT-1 from TMI, and the companies will share the costs of satellite operations. The agreement is subject to regulatory approvals in Canada and the US.

     In a related announcement issued today by American Mobile Satellite, the twin MSAT-2 satellite will be leased to African Continental Telecommunications Limited (ACTEL) and moved to provide service in southern Africa.

     "In North America, MSAT mobile satellite technology is well suited to the needs of maritime, government, transportation, utility, and oil and gas industries," said Gary M. Parsons, president and chief executive officer of American Mobile Satellite. "This agreement allows American Mobile Satellite to develop these targeted business applications while moving more quickly to a second generation solution."

     Parsons' enthusiasm was echoed by Larry Boisvert, TMI's president and chief executive officer. "TMI wants to use the MSAT satellite to position the company for success in the North American mobile communications market," Boivsert said. "By working with American Mobile Satellite, TMI will be better positioned to serve and aggressively expand its customer base."

                                    - more -


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         TMI and American  Mobile  Satellite are no strangers to doing  business together. Through a joint development and operating agreement, they funded the design and development of the unique MSAT mobile satellite technology. During 1995 and 1996, TMI and American Mobile Satellite placed twin MSAT satellites into service over Canada and the United States. Unlike proposed low earth orbit
(LEO) systems, MSAT uses geostationary earth orbit satellites and spot beam technology to maximize coverage and capacity over targeted geographic areas to provide unique business features, such as wide area dispatch services, which are not contemplated in current LEO system plans.

         American Mobile Satellite and TMI Communications use the world's most powerful mobile communications satellite to offer a wide range of mobile communications services including telephone, digital broadcast dispatch, data communications, mobile messaging and position reporting services. American Mobile Satellite's shareholders include Hughes Communications, Inc.; Singapore Telecom; and AT&T Wireless Services, Inc. TMI is a limited partnership controlled by BCE Inc., Canada's largest telecommunications company.


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Factors  that could cause  forward-looking  statements  in this news  release to differ materially from actual results are discussed in American Mobile Satellite Corporation's S-1 registration statement; Form 10K for the year ended December 31, 1996; Form 10Q for the quarter ended September 30, 1997, and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from the American Mobile Satellite's investor relations department.

American Mobile Satellite Contacts
Press Contact:             Orly Konig Lopez
                           703/716-6522

Investor Contact:          Renate Brown Neely
                           703/716-6558

TMI Contacts

Marilyn Wright
613-748-8855

Daniel Tisch, Environics Communications
416/920-9000
dtisch@environics.ca


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